                                                                           NEV-4

New England Variable Life Insurance Company

New England Variable Life Insurance Company Agrees to pay the Death Benefit of this Policy to the Beneficiary on receipt of proof of the death of the Insured; and to provide the other rights and benefits of the Policy.

These agreements are subject to all the provisions of the Policy.

Signed on the Date of Issue for the Company at its Administrative Office, 501 Boylston Street, Boston, Massachusetts 02117.

John A. Fibiger
/s/ John A. Fibiger
-------------------
President

Kernan F. King
/s/ Kernan F. King
------------------
Secretary

Single Premium Variable Life Policy
 .    The Death Benefit is payable at the death of the Insured.
 .    Values and benefits are affected by investment performance.
 .    The Policy does not participate in dividends.

Please Read Your Policy Carefully

This Policy is a legal contract between you and the Company.
The Death Benefit for the first policy month will be equal to the Face Amount shown in Section 1. For policy months after the first, the Death Benefit can increase or decrease, depending on separate investment account performance; but it will not be less than the Face Amount. See Section 7.

The Cash Value of this Policy can vary from day to day. It can increase or decrease, depending on separate investment account performance. See Section 6.

Right to Return The Policy
When this Policy is issued, you should examine it. You can return the Policy to the Company or its Agent for any reason within the latest of: (a) 10 days after you receive it from the Company; (b) 45 days after Part I of the Application is signed; and (c) 10 days after the Company mails the separate Notice of Withdrawal Right. If you do, the Policy will be cancelled. The Company will refund an amount equal to any premium paid plus or minus any separate investment account performance as of the date the returned Policy is received by the Company or its Agent; except that if required by state or Federal law or regulation, the Company will refund an amount equal to any premium paid. The Policy will then be void from the beginning.

Policy Provisions                          Alphabetical Guide

Section                             Section

1      Policy Schedule                1,3  Age of Insured
2      Table of Values                 10  Assignments
3      Contract                        10  Beneficiary
4      Premium                         11  Benefits, Payment of
5      The Variable Account           2,6  Cash Value
6      Cash Value of the Policy         3  Claims of Creditors
7      Death Benefit                    3  Contestable
8      Policy Loans                     3  Contract
9      Exchange of Policy               6  Cost of Insurance
10     Owner and Beneficiary          1,3  Date of Issue
11     Payment of Benefits            1,3  Date, Policy
12     Payment Options                  7  Death Benefit
13     Life Income Tables               6  Deferred Charge
__     Riders, if any                   9  Exchange of Policy
__     Copy of the Application          1  Face Amount
__     Amendments and Endorsements      6  Investment Return
                                    11,12  Life Income Options
                                       13  Life Income Tables
                                        1  Loan Interest Rate
                                      2,8  Loans, Policy
                                        6  Net Cash Value
                                       10  Owner
                                       12  Payment Options
                                        3  Periodic Reports
                                        8  Policy Loan Balance
                                        3  Postponement of Payments
                                        4  Premium
                                        1  Schedule, Policy
                                        5  Sub-Accounts
                                        3  Suicide
                                        6  Surrender of the Policy
                                        2  Values, Table of
                                        5  Variable Account

1. Policy Schedule

Owner and Beneficiary: As named in the Application or as later changed. See the Owner and Beneficiary Section of the Policy.

Insured: JOHN ALDEN                      Age and Sex:  35 MALE

Policy Number: SPECIMEN                  Policy Date:  MARCH 1, 1987

Face Amount: $50,000                     Date of issue:  MARCH 1, 1987

Plan:  SINGLE PREMIUM VARIABLE LIFE

POLICY LOAN INTEREST RATE: 5%

Policy Class:  STANDARD

SCHEDULE OF BENEFITS

       SINGLE PREMIUM VARIABLE LIFE

SINGLE PREMIUM                                              $14,860.50

NET PREMIUM (AMOUNT INVESTED)                               $14,610.50

ADMINISTRATIVE CHARGE                                       $   250.00

TOTAL TEN YEAR DEFERRED CHARGE                              $ 1,095.79
  (SEE SECTION 6)

New England Variable Life Insurance Company

Kernan F. King
/S/ Kernan F. King
------------------
Secretary

2.  TABLE OF VALUES

    The amounts shown in this Table are not guaranteed. These amounts would accrue if: the Cash Value earns 4% per year; the maximum guaranteed cost of insurance rates are charged; and there is no Policy Loan Balance. The actual amounts may be more or less than the amounts shown here. Values at other dates will be quoted by the Company on request.


INSURED: JOHN ALDEN              AGE AND SEX: 35 MALE
POLICY NUMBER: SPECIMEN          FACE AMOUNT: $10,000
                                 PLAN: SINGLE PREMIUM
                                 VARIABLE LIFE

     END OF                        CASH                      NET
     POLICY                        VALUE                    CASH
      YEAR                                                  VALUE
1                                14,992.28                14,006.07
2                                15,385.65                14,509.02
3                                15,789.99                15,022.93
4                                16,204.12                15,546.65
5                                16,627.66                16,079.77
6                                17,059.88                16,621.56
7                                17,500.44                17,171.70
8                                17,949.40                17,730.25
9                                18,406.54                18,296.97
10                               18,871.69                18,871.69
11                               19,454.00                19,454.00
12                               20,047.58                20,047.58
13                               20,651.96                20,651.96
14                               21,266.47                21,266.47
15                               21,890.52                21,890.52
16                               22,523.32                22,523.32
17                               23,164.22                23,164.22
18                               23,812.95                23,812.95
19                               24,468.83                24,468.83
20                               25,131.32                25,131.32
25 AGE 60                        28,512.57                28,512.57
30 AGE 65                        31,911.37                31,911.37
35 AGE 70                        35,160.88                35,160.88

New England Variable Life Insurance Company

Kernan F. King
/s/ Kernan F. King
------------------
Secretary

3.  Contract

The Contract. This Policy is a legal contract between the Owner of the Policy (called "you") and New England Variable Life Insurance Company, a Delaware corporation, (called "the Company"). The Policy, which includes the attached Application, is the entire contract between you and the Company. All Riders are listed in Section 1. No change in or waiver of the provisions of the Policy is valid unless the change or waiver is signed by the President or the Secretary of the Company.

Payments Under the Contract. All contract amounts are in dollars of the United States of America. Payments by the Company under the contract will be made at the Administrative Office of the Company. The obligations of the Company are subject to all payments made and actions taken by the Company under the Policy before receipt by the Company at its Administrative Office of proof of death of the Insured.

Dates. Policy years, months and anniversaries are all measured from the Policy Date. The contestable and suicide periods start on the Date of Issue. The Policy Date and the Date of Issue are both shown in Section 1.

Not Contestable After Two Years. Insurance is issued by the Company in reliance on the statements made in the Application for the insurance. Those statements are representations; they are not warranties. No statement can be used to contest or rescind insurance or to defend against a claim unless contained in the Application for the insurance. The insurance issued under this Policy will not be contestable after it has been in force during the life of the Insured for two years from the Date of Issue.

Suicide Within Two Years. If the Insured dies by suicide within two years from the Date of Issue, the Death Benefit will be limited to the amount of the premium paid less any Policy Loan Balance on the date of death.

Age of Insured. The age of the Insured on the Policy Date and on policy anniversaries means the age at the nearest birthday of the Insured. Between anniversaries, age means age on the last anniversary plus elapsed time. If the age or sex of the Insured has not been correctly stated in the Application, the values and benefits will be the amounts which the premium paid would have purchased for the correct age and sex.

Claims of Creditors. The Policy and payments under it will be exempt from the claims of creditors to the extent allowed by law.

Basis of Values. Reserves and Cash Values are not less than those based on the Commissioners 1958 Standard Ordinary Mortality Table. Reserves are not less than reserves computed by the Net Level Premium Reserve Method. Net Single Premiums are based on the Commissioners 1958 Standard Ordinary Mortality Table. Curtate monthly functions are used. Interest is compounded yearly at the effective rate of 4% per year. A detailed statement of the method of computing values and net single premiums has been filed with the Insurance Department of the state in which the Policy is delivered. All values are equal to or are in excess of the minimum values required by and all comply with the law of that state.

Periodic Reports. The Company will send you all reports required by law and regulation. Such reports will be sent once each year or more often if required by law or regulation. The annual report will include, as of the date for which the report is made: the Death Benefit; the Cash Value; any Policy Loan Balance; and any other required information.

Expense and Mortality Experience. Regardless of the Company's expense and mortality experience, the following policy charges will not be increased: the maximum guaranteed cost of insurance rates; the Administrative Charge; the Deferred Charge; and the charge for mortality risk and expense risk.

Postponement of Variable Benefits. The Company can postpone the determination of and the payment or transfer of amounts based on separate investment account performance if:

 .    The New York Stock Exchange is dosed for trading; or

 .    The Securities and Exchange Commission determines that a state of emergency exists which may make payment or transfer impractical; or

 .    The New England Zenith Fund is permitted under law or regulation to postpone payment of redemption proceeds.

4.  Premium

Payment. The premium is your payment to the Company for the Policy. The premium is due on the Policy Date. Payment can be made at the Administrative Office of the Company or at any Agency of the Company. A receipt for payment signed by the Secretary of the Company will be furnished on request. The Policy will not be in force until the premium is paid.

5.  The Variable Account

The Variable Account. The Variable Account (called "the Account") is a separate investment account established by the Company in accordance with Delaware law. The assets of the Account are owned by the Company. The assets of the Account will be used to provide values and benefits under this Policy and similar policies; but the Account is not chargeable with liabilities arising out of any other business the Company may conduct.

Sub-Accounts. The Account consists of sub-accounts, each of which is invested in shares of one portfolio of the New England Zenith Fund or its successor. Shares of a portfolio are purchased for a sub-account at their net asset value.

The Policy's first investment will be made as of the latest of:
 .    The Policy Date;
 .    The date of Part II of the Application; and
 .    The date the full premium is received by the Company.

The Policy's Cash Value will be transferred to the sub-accounts you elected as of the later of: 45 days after Part 1 of the Application is signed; and 10 days after the Company mails the separate Notice of Withdrawal Right. Before this transfer, the values and benefits of the Policy will depend on the net investment performance of the Money Market Series of the New England Zenith Fund less any charges for mortality risk and expense risk.

Each distribution of income, dividends and capital gains from a portfolio to the Account will be reinvested for the benefit of the owners of the policies at net asset value in shares of the portfolio which made the distribution.

The Cash Value of the Policy at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company.

The values and benefits of a policy depend on the investment performance of the portfolios in which the sub-accounts are invested. The Company does not guarantee the investment performance of the portfolios. You bear the investment risk for amounts invested for your Policy.

Election of Sub-Accounts. You elect the sub-accounts in which the Cash Value is invested.

The portfolios as of the Date of Issue are listed in the then current prospectus for the Account.

Change in Portfolios. The Company can add or remove portfolios as sub-account investments as permitted by law. When a change is made, the Company will send you: a revised prospectus for the Account which will describe all of the portfolios then in the New England Zenith Fund; and any notice required by law.

When a portfolio is removed, the Company has the right to substitute a different portfolio in which the sub-account will then invest the value of the removed portfolio.

Transfer Option. After the Right to Return the Policy period you can transfer all or a portion of the Policy's existing share in a sub-account to another sub-account. Transfers of existing shares will be subject to a limit of 4 in each policy year, except with the consent of the Company.

Change of Investment Policy. The investment policy of the Account will not be changed unless: (a) the change has been approved by the Insurance Commissioner of the state of Delaware; and (b) a statement of the approval process has been filed with the Insurance Department of the state in which this Policy is delivered. If the investment policy of the Account is changed, the Company will give you written notice of the change. You can then choose to exchange this Policy for a new policy which has a fixed death benefit. The exchange will be on the same basis as that described in the Exchange of Policy section. If you choose to make the exchange, the request for the exchange must be made within 60 days of the later of: (a) the effective date of the investment policy change; or
(b) the date you receive the notice of the change.

Rights Reserved by the Company. The Company reserves the right to take certain actions subject to compliance with law and, if required, the approval of the owners of the policies. These actions are: (a) to create new investment accounts; (b) to combine any two or more separate investment accounts, including the Account; (c) to invest the assets of the Account other than in the New England Zenith Fund; (d) to operate the Account as a management investment company and to charge investment advisory fees under the Investment Company Act of 1940 or in any other form permitted by law; and (e) to deregister the Account under the Investment Company Act of 1940 if registration is no longer required.

6.  Cash Value of the Policy

Surrender of the Policy. You can surrender the Policy for its Net Cash Value at any time by notice to the Company in writing. Upon surrender, the Policy will terminate. The Net Cash Value will be paid to you in one sum, unless you elect in writing to apply all or part of the Value to any Payment Option. (See Payment of Benefits, Section 11.)

Net Cash Value. The Net Cash Value of the Policy is equal to:
 .    The Cash Value of the Policy;
               LESS
 .    Any Policy Loan Balance;
               LESS
 .    Any remaining Deferred Charge.

Cash Value. Before the initial transfer to the elected sub-accounts, the Cash Value of the Policy will depend on the net investment performance of the Money Market Series of the New England Zenith Fund less any charges for mortality risk and expense risk. Thereafter, the Cash Value of the Policy is equal to the total of the Policy's share of the elected sub-accounts and the amount of any assets transferred to the general investment account of the Company because of Policy Loans. (See Section 8.)

The amount of the Cash Value depends on: the amount of the net premium; investment performance; cost of insurance charges; transfers among sub-accounts; and Policy Loans. The Cash Value can increase or decrease on a daily basis, depending on the separate account performance. (See Actual Investment Return below.)

The Cash Value of the Policy is not increased by the Cash Value of any Rider, unless stated in the Rider.

Cost of Insurance. The cost of insurance is deducted from the Cash Value:

 .    On the last day of each policy month; and

 .    On the date the Policy is surrendered if it is other than the last day of the policy month.

The cost of insurance will be deducted in the same proportion as the Policy is invested in the sub-accounts.

The cost of insurance depends on the cost of insurance rate at the time of the deduction and on the difference between: the Variable Death Benefit; and the Cash Value on the last day of the month less any remaining Deferred Charge. The cost is pro rated for surrender during a policy month.

If a Policy Loan Balance exists and the Net Cash Value is not enough to cover the cost of insurance, the difference will be treated in the same manner as an excess Policy Loan. (See Section 8.)

Total Ten Year Deferred Charge. The Total Ten Year Deferred Charge is shown in
Section 1. On each of the first 10 policy anniversaries, the Company will deduct 1/10 of the Charge from the Cash Value of the Policy. The Charge will be deducted in the same proportion as the Policy is invested in the sub-accounts.

Cost of Insurance Rates. The cost of insurance rates for each policy year are based on: the sex of the Insured; the underwriting class of the Insured; and the age of the Insured on the first day of the policy year. The rates will be determined by the Company each year on the policy anniversary, based on the expectations of the Company as to future experience. The procedures and standards used to determine those rates are on file with the Insurance Department of the state in which the Policy is delivered. The rates are guaranteed for one year. The rates are guaranteed not to be greater than those based on the Commissioners 1958 Standard Ordinary Mortality Table.

Base Investment Return. The Policy has a Base Investment Return for each elected sub-account for each Valuation Period. The Policy's Base Investment Return is the amount which would be earned by the Policy's Cash Value less any remaining Deferred Charge at a monthly rate equivalent to an effective rate of 4% per year.

Actual Investment Return. The Policy's Actual Investment Return for each sub-account for each Valuation Period is equal to (a) minus (b); where:

 .     (a) is equal to the Policy's share of the sub-account as of the end of the
      Valuation Period;
                PLUS

      the cost of insurance deducted in the Valuation Period;
                PLUS

      The interest credited during the Valuation Period to any borrowed portion of the Policy's Cash Value;
                PLUS or MINUS

      a charge or credit for the Policy's share of any reserve for taxes which the Company determines to apply to the sub-account; and

 .     (b)is equal to the Policy's share of the sub-account for the next preceding Valuation Period;
                PLUS or MINUS

 .     a charge or credit for the Policy's share of any reserve for taxes which the Company determines to apply to the sub-account.

There is a daily charge for mortality risk and expense risk against the Policy's share of the sub-accounts. This charge is equivalent to .45% per year.

Valuation Periods and Valuation Dates. A Valuation Period for each sub-account is a period:

 .     Which starts on a Valuation Date; and

 .     Which ends on the next succeeding Valuation Date.

Each day the New York Stock Exchange is open for trading is a Valuation Date.

7.  Death Benefit

Death Benefit. The Death Benefit will be equal to:

 .     The greater of the Variable Death Benefit and the Guaranteed Minimum Death
      Benefit;
                LESS
 .     Any Policy Loan Balance.

Guaranteed Minimum Death Benefit. The Guaranteed Minimum Death Benefit is equal to the Face Amount shown in Section

1, regardless of the investment performance of the sub-accounts.

Variable Death Benefit. The Variable Death Benefit for the first policy month is equal to the Face Amount. The Variable Death Benefit for each later policy month is adjusted on the first day of that policy month. For each policy month after the first, the Variable Death Benefit:

 .    Will increase if the Policy's Actual Investment Return for the Period plus any cost of insurance adjustment is greater than the Base Investment
     Return;

 .    Will remain the same if the Policy's Actual Investment Return for the
     Period plus any cost of insurance adjustment is equal to the Base Investment Return; and

 .    Will decrease if the Policy's Actual Investment Return for the Period plus any cost of insurance adjustment is less than the Base Investment Return.

The amount by which the Variable Death Benefit will change each policy month is equal to:

 .    The dollar amount by which the Policy's Actual Investment Return for the
     Period plus any cost of insurance adjustment is greater or less than its Base Investment Return;
                DIVIDED BY

 .    The Net Single Premium per $1.00 of Variable Death Benefit at the age of
     the Insured on the first day of the policy month.

The cost of insurance adjustment, if any, to be added to the Policy's Actual Investment Return for the Period to compute the Variable Death Benefit is equal to the difference between the maximum guaranteed cost of insurance and the actual cost of insurance for the Policy.

8.  Policy Loans

Policy Loans. After the Right to Return the Policy period you can borrow all or part of the Loan Value of the Policy from time to time by written application to the Company. Policy Loans are made on the sole security of the Policy. The amount available to be borrowed at any time is equal to the Loan Value less any Policy Loan Balance at that time. Policy Loans will reduce the Policy's share of the sub-accounts proportionately, unless you request otherwise. Assets equal to the amount of the Loan:

 .    Will be transferred to the general investment account of the Company; and

 .    Will earn interest at the effective rate per year of 1% less than the
     Policy Loan interest rate.

Policy Loans, whether or not repaid, can have a permanent effect on Cash Values and Death Benefits.

Loan Value. The Loan Value of the Policy is the amount which with loan interest will equal 90% of: the Cash Value of the Policy projected to the next policy anniversary; less any remaining Deferred Charge. The Cash Value will be projected with interest at the effective rate per year of 1% less than the Policy Loan interest rate.

Interest on Loans; Policy Loan Balance. Policy Loans bear interest as shown in
Section 1. Interest accrues daily. The Policy Loan Balance at any time means Policy Loans outstanding plus interest accrued to date. Loan interest is due each year on the policy anniversary date. Loan interest not paid when due will be added to the Loan and will bear interest.

Repayment of Loans. Policy Loans may be repaid to the Company at any time in whole or part. Loan repayments will be allocated in the same proportion as the Policy is invested in the sub-accounts, unless you request otherwise. A Policy Loan is a charge against the Policy. The proceeds of the Policy will be reduced by any Policy Loan Balance on the date of death of the Insured. If the Policy Loan Balance at any time exceeds the Cash Value of the Policy less any remaining Deferred Charge, the Company will mail a notice to you and to any assignee. The notice will be mailed to the addresses on record with the Company. If the excess amount is not paid to the Company within 31 days after mailing of the notice, the Policy will lapse without value.

9.  Exchange of Policy

Exchange of Policy. Within 24 months after its Date of Issue, you can exchange this Policy for a policy which provides fixed benefit insurance. The new policy will be issued:

 .    By New England Mutual Life Insurance Company;

 .    On any plan of Single Premium Whole Life insurance with a level face amount issued by New England Mutual Life Insurance Company on the Policy Date;

 .    With the same Insured, Age, Policy Date, Face Amount and underwriting class as this Policy;

 .    Subject to any cost or credit and the repayment of any Policy Loan Balance;
     and

 .    Subject to any assignments of this Policy, and limitations on this Policy stated in Riders.

Riders which provide benefits that are the same as those provided by riders on this Policy will be attached to the new policy, if they are available.

Change Cost or Credit. Any change cost or credit will be quoted by the Company on request.

A detailed statement of the method of computing the change cost or credit has been filed with the Insurance Department of the state in which the Policy is delivered.

10.  Owner and Beneficiary

Owner. The Owner of the Policy is named in the Application. (See copy attached.) However, the Owner can be changed from time to time. The new Owner will succeed to all of the rights of the Owner, including the right to make a further change of Owner. At the death of the Owner, his or her estate will be the Owner, unless a successor Owner has been named. In this Policy "you" means the Owner, whether the Owner is an individual, a partnership, a corporation, a fiduciary or any other legal entity. The rights of the Owner will terminate at the death of the Insured, except for Payment of Benefits. (See Section 11.)

Beneficiary. The Beneficiary is named in the Application. (See copy attached.) However, the Beneficiary can be changed from time to time before the death of the Insured. The Beneficiary has no rights in the Policy until the death of the Insured. An individual must survive the Insured to qualify as Beneficiary. If none survives, the proceeds will be paid to the Owner. The Beneficiary can also be a corporation, a partnership, a fiduciary or any other legal entity.

Change of Owner or Beneficiary. A change of Owner or Beneficiary must be in written form satisfactory to the Company, and must be dated and signed by the Owner who is making the change. The change will be subject to all payments made and actions taken by the Company under the Policy before the signed change form is received by the Company at its Administrative Office.

Assignments. An absolute assignment of the Policy by the Owner is a change of Owner and Beneficiary to the assignee. A collateral assignment of the Policy by the Owner is not a change of Owner or Beneficiary; but their rights will be subject to the terms of the assignment. Assignments will be subject to all payments made and actions taken by the Company before a signed copy of the assignment form is received by the Company at its Administrative Office. The Company will not be responsible for determining whether or not an assignment is valid.

Designation of Owner and Beneficiary. A numbered sequence can be used to name successive Owners or Beneficiaries. Co-Beneficiaries will receive equal shares unless otherwise stated.

In naming Owners or Beneficiaries, unless otherwise stated:

 .    "Child" includes an adopted or posthumous child;

 .    "Provision for issue" means that if a Beneficiary does not survive the
     Insured, the share of that Beneficiary will be taken by his or her living issue by right of representation; and

 .    A family relation such as "wife," "husband," or "child" means the relation to the Insured.

At the time for payment of benefits the Company can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.

11.  Payment of Benefits

Payment. The policy proceeds will be paid in one sum, unless you elect to apply all or part of the proceeds to any Payment Option. (See Section 12.) The Company will pay interest on the proceeds from the date they become payable to the date of payment in one sum, or to the Option Date. The rate of interest will be determined each year by the

Company; but the rate on death and maturity proceeds will not be less than that required by law and the rate on other proceeds will not be less than 3 1/2% per year.

Election of Payment Options; Option Date. The election of a Payment Option and the naming of the Payee must be in written form satisfactory to the Company. You can make or change or revoke the election from time to time before the death of the Insured. The Option Date is the effective date of the Payment Option, as stated in the election.

Payee. A Payee is any individual, corporation, partnership, fiduciary or any other legal entity entitled to receive payment in one sum or under a Payment Option.

Election By Payees. Any proceeds payable in one sum at the death of the Insured, or upon surrender of the Policy, can be applied to any Payment Option at the election of the Payee. Further, subject to the consent of the Company, any Payee who is entitled to receive proceeds in one sum at the expiration of a Payment Option, or at the death of a prior Payee, or upon withdrawal of the proceeds, can elect to apply the proceeds to a Payment Option.

Rights of Payees. In the election of a Payment Option the right can be given to the Payee:

 .    To withdraw principal and interest under the Fourth or Fifth Option; or

 .    To withdraw the commuted value of payments certain under the First, Second, or Sixth Option.

Payments under the Life Income Options cannot be commuted, except for payments certain. No Payee can assign, anticipate, commute or withdraw the payments under any Payment Option, unless the right is reserved in the election of the Option.

Limitations. If installments under an Option would be less than $20, proceeds can be applied to a Payment Option only with the consent of the Company.

Life Income Options. Life Income Options are based on the age of the Payee on the Payee's birthday nearest the Option Date. The Company will require proof of age. The Life Income payments will be based on the rates shown in the Life Income Tables (Section 13), or on the Payment Option rates of the Company on the Option Date, whichever rates are more favorable to the Payee. If the rates at a given age are the same for different periods certain, the longest period certain will be deemed to have been elected.

Purchase of Increased Life Income Benefits. On the Option Date a one sum purchase payment can be made to the Company to add to the proceeds being applied to any Life Income Option. The portion of Life Income payments purchased in this way will be based on the Payment Option rates of the Company on the Option Date, which may not be the rates shown in the Life Income Tables (Section 13). The purchase payment will be limited to the Company's published maximum for single premium immediate annuities on the Option Date. A portion of the purchase payment may be used by the Company to pay premium taxes on the purchase payment.

Death of Payee. Amounts to be paid after the death of a Payee under a Payment Option will be paid as due to the surviving or next succeeding Payee. If no Payee survives, amounts to be paid in one sum, or the commuted value of any unpaid payments certain, will be paid in one sum to the estate of the last Payee to die. If a Payee under a Life Income Option dies within 30 days after the Option Date, the amount applied to the Option, less any payments made, will be paid in one sum, unless a Payment Option is elected.

Commutation Rate. The interest rate used to compute the commuted value of any unpaid payments certain:

 .    Under the First Option will be 3 1/2% per year; and

 .    Under the Life Income Options will be the rate used by the Company in computing the amount of the monthly payments.

12.  Payment Options

Payment Options. You can elect to have all or part of the policy proceeds applied to provide payments under any one of the following Options, subject to
Section 11, Payment of Benefits:

First Option: Income for a Specified Number of Years. The Company will make equal monthly payments which will include both principal and interest. Payments will begin on the Option Date and will continue for the number of years elected; the number of years elected cannot be more than 30. Interest is at the rate of 3 1/2% per year compounded yearly. Additional interest paid by the Company for any year will be added to the monthly payments for that year.

Guaranteed monthly payments per $1,000 of proceeds applied to the First Option are shown below:

-------------------------------------------------------------

Number               Number              Number
of Years             of Years            of Years

-------------------------------------------------------------

1           $84.65     11         $9.09     21          $5.56
2            43.05     12          8.46     22           5.39
3            29.19     13          7.94     23           5.24
4            22.27     14          7.49     24           5.09
5            18.12     15          7.10     25           4.96
6            15.35     16          6.76     26           4.84
7            13.38     17          6.47     27           4.73
8            11.90     18          6.20     28           4.63
9            10.75     19          5.97     29           4.53
10            9.83     20          5.75     30           4.45

-------------------------------------------------------------

Second Option: Life Income. The Company will make equal monthly payments. Payments will begin on the Option Date and will continue:

 .    During the life of the Payee, with no further payment after the death of the Payee, called "Life Income, No Refund"; or

 .    During the life of the Payee, but for at least 10 years, called "Life
     Income, 10 Years Certain"; or

 .    During the life of the Payee, but for at least 20 years, called "Life
     Income, 20 Years Certain."

Third Option: Life Income with Refund. The Company will make equal monthly payments. Payments will begin on the Option Date and will continue during the life of the Payee. At the death of the Payee, if the total of the payments made is less than the total proceeds applied to the Option, then:

 .    The difference will be paid in one sum, called "Life Income, Cash Refund";
     or

 .    The equal monthly payments will continue until the total payments are equal to the total proceeds applied to the Option, called "Life Income, Instalment Refund."

Fourth Option: Interest. The Company will hold the proceeds at interest during the life of the Payee or for any other period agreed to by the Company. Interest on the proceeds:

 .    Will be paid each month to the Payee beginning one month after the Option
     Date; or

 .    Will be added to the principal amount each year and earn interest.

At the death of the Payee, or at the end of the period agreed to, the balance of principal and any accrued interest will be paid in one sum. The rate of interest will be determined each year by the Company; but the rate will not be less than 3 1/2% per year.

Fifth Option: Specified Amount of Income. The Company will make equal monthly payments which will include both principal and interest. Payments will be in the amount elected. Payments may be quarterly or at any other frequency elected, and payments may be in variable amounts, all subject to the consent of the Company. Payments will continue until the balance is fully paid out. At the death of the Payee any unpaid balance and accrued interest will be paid in one sum. The rate of interest will be determined each year by the Company; but the rate will not be less than 3 1/2% per year. Interest will be added each year to the principal and will earn interest.

Sixth Option: Life Income for Two Lives. The Company will make equal monthly payments. Payments will begin on the Option Date and will continue:

 .    While either of two Payees is living, called "Joint and Survivor Life
     Income"; or

 .    While either of two Payees is living, but for at least 10 years, called
     "Joint and Survivor Life Income, 10 Years Certain"; or

 .    While two Payees are living, and after the death of one Payee, two-thirds of the monthly amount while the other Payee is living, called "Joint and 2/3 to Survivor Life Income."

13.  Life Income Tables

Life Income Tables. Guaranteed monthly payments per $1,000 of proceeds applied to the Life Income Options are shown below:

Second and Third Options: Life Income
------------------------------------------------------------

Age of        No      10 Years  20 Years  Cash    Instalment
Payee         Refund  Certain   Certain   Refund  Refund
------------------------------------------------------------
15*           $3.19    $3.19     $3.19     $3.18    $3.19
16             3.21     3.20      3.20      3.19     3.20
17             3.22     3.22      3.21      3.21     3.21
18             3.23     3.23      3.23      3.22     3.22
19             3.25     3.24      3.24      3.23     3.24
20             3.26     3.26      3.25      3.25     3.25
21             3.27     3.27      3.27      3.26     3.26
22             3.29     3.29      3.28      3.28     3.28
23             3.31     3.30      3.30      3.29     3.29
24             3.32     3.32      3.31      3.31     3.31
25             3.34     3.34      3.33      3.32     3.33
26             3.36     3.36      3.35      3.34     3.35
27             3.38     3.37      3.37      3.36     3.36
28             3.40     3.39      3.39      3.38     3.38
29             3.42     3.41      3.41      3.40     3.40
30             3.44     3.44      3.43      3.42     3.42
31             3.46     3.46      3.45      3.44     3.44
32             3.49     3.48      3.47      3.46     3.47
33             3.51     3.51      3.50      3.49     3.49
34             3.54     3.53      3.52      3.51     3.52
35             3.56     3.56      3.55      3.54     3.54
36             3.59     3.59      3.58      3.56     3.57
37             3.62     3.62      3.60      3.59     3.60
38             3.66     3.65      3.63      3.62     3.63
39             3.69     3.69      3.67      3.65     3.66
40             3.73     3.72      3.70      3.68     3.69
41             3.76     3.76      3.73      3.71     3.72
42             3.80     3.79      3.77      3.75     3.76
43             3.84     3.84      3.80      3.78     3.79
44             3.89     3.88      3.84      3.82     3.83
45             3.93     3.92      3.88      3.86     3.87
46             3.98     3.97      3.92      3.90     3.91
47             4.03     4.02      3.97      3.94     3.96
48             4.08     4.07      4.01      3.99     4.00
49             4.14     4.12      4.06      4.03     4.05
50             4.20     4.18      4.11      4.08     4.10
51             4.26     4.23      4.16      4.13     4.15

Second and Third Options: Life Income
------------------------------------------------------------

Age of        No      10 Years  20 Years  Cash    Instalment
Payee         Refund  Certain   Certain   Refund    Refund
------------------------------------------------------------
52            $4.32    $4.30     $4.21     $4.19    $4.21
53             4.39     4.36      4.26      4.24     4.27
54             4.46     4.43      4.32      4.30     4.33
55             4.54     4.50      4.37      4.36     4.39
56             4.62     4.58      4.43      4.43     4.46
57             4.70     4.65      4.49      4.49     4.53
58             4.79     4.74      4.56      4.57     4.60
59             4.89     4.83      4.62      4.64     4.68
60             4.99     4.92      4.68      4.72     4.76
61             5.10     5.02      4.75      4.80     4.85
62             5.22     5.12      4.82      4.89     4.94
63             5.34     5.23      4.88      4.98     5.03
64             5.47     5.35      4.95      5.07     5.13
65             5.61     5.47      5.02      5.17     5.24
66             5.76     5.60      5.08      5.28     5.35
67             5.92     5.73      5.15      5.39     5.47
68             6.10     5.87      5.21      5.51     5.59
69             6.28     6.02      5.27      5.63     5.72
70             6.48     6.17      5.33      5.76     5.86
71             6.70     6.33      5.38      5.89     6.00
72             6.92     6.49      5.43      6.04     6.16
73             7.17     6.66      5.48      6.19     6.32
74             7.43     6.84      5.52      6.34     6.49
75             7.71     7.02      5.56      6.52     6.67
76             8.02     7.20      5.60      6.69     6.86
77             8.34     7.38      5.63      6.87     7.06
78             8.69     7.56      5.66      7.07     7.27
79             9.07     7.75      5.68      7.27     7.50
80             9.47     7.93      5.70      7.49     7.74
81             9.90     8.11      5.71      7.73     7.99
82            10.36     8.28      5.73      7.96     8.25
83            10.86     8.45      5.73      8.21     8.53
84            11.39     8.62      5.74      8.50     8.83
85+           11.96     8.77      5.75      8.78     9.14

*and under    +and over

----------------------------------------------------------

Sixth Option: Life Income for Two Lives

----------------------------------------------------------
Age of One             Age of Other Payee
Payee

                55     60     65     70     75
----------------------------------------------------------
                      Joint and Survivor

55            $4.04  $4.17  $4.28  $4.37  $4.43
60             4.17   4.36   4.53   4.68   4.79
65             4.28   4.53   4.79   5.02   5.22
70             4.37   4.68   5.02   5.38   5.71
75             4.43   4.79   5.22   5.71   6.22
80             4.47   4.87   5.37   5.98   6.68

----------------------------------------------------------

              Joint and Survivor, 10 Years Certain

55            $3.96  $4.09  $4.20  $4.36  $4.42
60             4.09   4.27   4.44   4.59   4.77
65             4.20   4.44   4.69   4.91   5.09
70             4.36   4.59   4.91   5.22   5.50
75             4.42   4.77   5.09   5.50   5.88
80             4.46   4.85   5.33   5.72   6.21

----------------------------------------------------------

                  Joint and 2/3 to Survivor

55            $4.37  $4.56  $4.76  $4.99  $5.23
60             4.56   4.78   5.02   5.30   5.59
65             4.76   5.02   5.33   5.67   6.03
70             4.99   5.30   5.67   6.10   6.57
75             5.23   5.59   6.03   6.57   7.18
80             5.48   5.89   6.41   7.06   7.84

Payments for other ages will be quoted by the Company on request.

The rates shown above are based on an interest rate of 3 1/2% per year; and on mortality: using a 60/40 male/female weighting; based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 2000 and then on Scale B Modified to year 2010.

Single Premium Variable Life Policy
 .  The Death Benefit is payable at the death of the Insured.
 .  Values and benefit are affected by investment performance.
 .  The Policy does not participate in dividends.


Please notify the Company of any change in your name or address. The Company will communicate with you at your address on record with the Company.



New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street
Boston, Massachusetts 02117